EXHIBIT 107

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	3.250% Senior Notes due 2051	Other[1]	$700,731,000	N/A	$700,731,000	.0000927	$64,958

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$700,731,000		$64,958

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$64,958

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the market value of $700,731,000 of outstanding 3.250% Senior Notes due 2051 to be canceled in the offer to exchange described in this registration statement.